Franklin, Louisiana

FOR RELEASE

JANUARY 14, 2009, 8:30 AM, CDT

For More Information Contact:

Patrick Little

President and CEO

(337) 560-7151

TECHE HOLDING COMPANY DECLINES

PARTICIPATION IN TARP

FRANKLIN, LA—NYSE Alternext US - (TSH)—Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today announced that the Company has declined to participate in the U.S. Treasury Department’s Troubled Asset Relief Capital Purchase Program (TARP). Teche Federal was recently notified that it has been preliminarily approved for TARP. After careful consideration, the Company decided not to participate in the program.

“We appreciate the federal government’s recognition of our financial strength in approving Teche’s participation in the TARP Capital Purchase Program,” stated Little. “However, we are already a strong bank, are well capitalized and therefore have the means and ability to continue our highly successful lending programs.” Tangible equity to total assets remains solid at 8.4% and with total risk-based capital at 12.21%, the bank is well positioned to continue lending to its customers in south Louisiana.

In fiscal 2008, Teche Federal Bank originated over $252 million in loans and had total revenue of over $40 million. At fiscal year end, with twenty locations in south Louisiana, the Bank had over $589 million in deposits. Teche is the 4th largest publicly traded bank based in Louisiana.

The Bank’s asset quality remains high with net charge-offs of only 0.06% of total loans for fiscal 2008. The Company has also continued its dividend program, paying $1.37 in fiscal 2008 and $0.35 in the quarter ended December 30, 2008 on each share of its common stock.

“After careful evaluation and analysis, Teche’s board of directors and executive management decided that declining to participate in TARP is in the best interest of Teche Holding Company stockholders” said Little. Among other reasons, participation in the

TARP would cost the Company a dividend rate of 5% per year on senior preferred shares for the first five years or $750,000 per year after taxes.

Teche Holding Company is the parent company of Teche Federal Bank, which operates twenty offices in South Louisiana and serves over 60,000 customers. Teche Federal Bank is the fourth largest publicly owned bank based in Louisiana with over $760 million in assets. Deposits at Teche Federal Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC). Teche Holding Company’s common stock is traded under the symbol “TSH” on the NYSE Alternext US.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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